Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2019, relating to the financial statements of Vistra Energy Corp. and its Predecessor Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding emergence from bankruptcy and the non-comparability of Vistra Energy Corp. to the Predecessor Company), and the effectiveness of Vistra Energy Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vistra Energy Corp. for the year ended December 31, 2018 and incorporated by reference in Registration Statement No. 333-219687.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas

June 7, 2019